Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated May 17, 2021, relating to the consolidated financial statements of China Finance Online Co. Limited, its subsidiaries, its variable interest entities (VIEs) and its VIE’s subsidiaries appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2020 Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

BDO China Shu Lun Pan Certified Public Accountants LLP

Beijing, Peoples’ Republic of China

September 30, 2021